LH00-248D                                                              05/02/01
                                 AMENDMENT NO. 1

The ESCROW AGREEMENT (Ohio State & Investors Guaranty Business) of May 21, 1997 ("the Agreement"), between EMPLOYERS REASSURANCE CORPORATION a Kansas corporation (the "Corporation") and GREAT SOUTHERN LIFE INSURANCE COMPANY a Texas corporation (the "Company") and BANKERS TRUST COMPANY a New York banking corporation (the "Escrow Agent"), is hereby amended as follows:

Effective October 1, 2000:

A. GREAT SOUTHERN LIFE INSURANCE COMPANY a Texas corporation is deleted and THE COLLEGE LIFE INSURANCE COMPANY OF AMERICA a Texas corporation and its successor (the "Company") is substituted therefor.

B. The funds applicable to this Agreement as of the effective date of this amendment pertaining to the Company's original 70% interest in the Coinsurance Treaties (now slightly less than 70% - to be selected in a manner acceptable to the Corporation and the Company) shall be transferred by the Escrow Agent to the State Street Bank and Trust Company a Massachusetts trust company with offices in Kansas City, Missouri to be held by State Street under its Custodian Agreement (Contingent Americo Assets) of January 14, 2000 with the Corporation and the Company.

C. The funds applicable to this Agreement as of the effective date of this amendment pertaining to the Corporation's original 30% interest in the Coinsurance Treaties (now slightly more than 30% - to be selected in a manner acceptable to the Corporation and the Company) shall remain subject to this Agreement. The parenthetical description in the title of this Agreement is changed from "(Ohio State & Investors Guaranty Business)" to "(ERC Assets)."

D. The second paragraph is deleted from this Agreement and the following paragraph is substituted therefor:

         The Corporation, the Company and the Escrow Agent acknowledge the following:

(a) The Corporation continues to reinsure the original ceding insurers in accordance with its Automatic Coinsurance Reinsurance Agreement of April 16, 1997 with The Ohio State Life Insurance Company and its Automatic Coinsurance Reinsurance Agreement of April 16, 1997 with Investors Guaranty Life Insurance Company (the "Coinsurance Treaties").

(b) The Corporation, and the Company desire to segregate the funds pertaining to the Corporation's 30% interest in the Coinsurance Treaties.

(c) The Corporation will cause to be deposited into the escrow account for this Agreement the funds collected after the effective date of this amendment pertaining to the Corporation's 30% interest in the Coinsurance Treaties.

(d) The Escrow Agent remains willing to act as escrow agent with respect to the Escrow Fund.

(e) The funds deposited pertaining to the Corporation's 30% interest in the Coinsurance Treaties shall be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement.




E. The Corporation will deposit into the escrow account for this Agreement 30% of the payments pertaining to the Coinsurance Treaties received by the Corporation from the original ceding insurers. The Corporation will withdraw from the escrow account for this Agreement 30% of the payments pertaining to the Coinsurance Treaties made by the Corporation to the original ceding insurers.

F. Numbered paragraph 4 (a) is deleted and the following paragraph is substituted therefor:

(a) For the purpose of administering the Corporation's 30% interest in the Ohio State and Investors Guaranty portion of the business covered by Coinsurance Treaties, the Company is entitled (without any specific consent from the Corporation) to withdraw (and transfer to its administrator) not more than $4,500,000 per calendar quarter as an advance against the balance due the original ceding insurers for the same quarter under the Coinsurance Treaties; provided that no more than $3,000,000 of each quarter's withdrawal may be used with respect to the Ohio State business and no more than $1,500,000 may be used with respect to the Investors Guaranty business. To effect such withdrawal, the Company shall deliver a written release notice to the Escrow Agent, signed by an authorized person of the Company, as set forth on Exhibit A attached hereto, and the Escrow Agent shall make the release within five Business Days.

In all other respects not inconsistent herewith, this Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in quadruplicate.


EMPLOYERS REASSURANCE                         THE COLLEGE LIFE INSURANCE
CORPORATION                                   COMPANY OF AMERICA

 By:________________________                  By:_________________________

 Title:______________________                 Title:________________________

 Date:_______________________                 Date:________________________


                                              GREAT SOUTHERN
 BANKERS TRUST COMPANY                        LIFE INSURANCE COMPANY


 By:___________________________               By:___________________________

 Title:_________________________              Title:_________________________

 Date:_________________________               Date:__________________________